Rev. 6.2.10 (AZNY & AZNA)

SERVICE AGREEMENT

This Service Agreement (the “Agreement”) is entered into as of the 1st day of July, 2010 (the “Effective Date”) by and between Allianz Life Insurance Company of New York (the “Company”, and Allianz Life Insurance Company of North America (the “Servicer’’). Company and Servicer are each sometimes referred to as a “party”.

WHEREAS, the Company and Servicer are affiliated with each other and are members of the same holding company system; and

WHEREAS, Servicer shall provide certain services to the Company as provided herein for the purpose of utilizing the expertise of such Servicer and achieving operating economies and efficiencies; and

WHEREAS, the Company and Servicer desire to set forth the services which shall be provided by Servicer and the basis for allocating expenses between them.

NOW, THEREFOR, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

1.  SERVICES. At the request of the Company and subject to the Company’s sole and exclusive right to control and manage its lines of business, Servicer shall provide those services set forth on Schedule A annexed hereto and made a part hereof.

All books and records created by the Servicer will be transferred to any new servicer commencing with the transfer of any service to a new servicer.

2.  RIGHT TO CONTRACT WITH THIRD PARTIES. Nothing herein shall be deemed to grant Servicer an exclusive right to provide services to Company, and Company retains the right to (i) contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by Company pursuant to this Agreement or to (ii) perform the services itself.

Servicer, with the Company’s written consent, shall have the right to subcontract with any third party, affiliate or unaffiliated, for the performance of services requested by the Company provided that Servicer shall remain responsible for the performance of services by any such subcontractors in accordance with the terms of this Agreement; and provided further that the charges for any such services subcontracted to an affiliate shall be determined on the basis described in Section 10. With respect to significant services that are subcontracted, this Agreement shall be amended and filed with the New York Insurance Department for appointing/changing a subcontractor or changing subcontractor services.

3.  STANDARD OF CARE. Servicer agrees that in performing or providing functions or services hereunder, it shall use that degree of ordinary care and reasonable diligence that an experienced and qualified provider of similar services would use acting in like circumstances and experience in such matters and in accordance with the standards, practices and procedures established by Servicer for its own business. Servicer shall perform services according to servicing standards of the Company or such other standards as may be mutually agreed upon by the Company and Servicer. Servicer shall comply with all laws, regulations, rules and orders applicable to (i) the Company with respect to the services provided hereunder or (ii) Servicer. Servicer agrees to maintain sufficient facilities and trained personnel of the kind necessary to perform the services under this Agreement.

Servicer shall maintain backup records with respect to the services it provides hereunder which shall be available to the Company in the event of a disaster. Servicer shall maintain and make available its disaster recovery site to the Company.

4.  EXERCISE OF JUDGMENT. In providing services hereunder which require the exercise of judgment by Servicer, Servicer shall perform any such service in accordance with standards and guidelines the Company develops and communicates to Servicer. In performing any services hereunder, Servicer shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of the Company.

5.  CONTROL. The performance of services by Servicer for Company pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Servicer or Company by their respective Boards of Directors. Servicer shall act hereunder so as to assure the separate operating identity of Company. The performance of Servicer under this Agreement with respect to the business and operations of the Company shall at all times be subject to the direction and control of the Board of Directors of the Company.

6.  PERSONAL CONTACT; COMMUNICATION. In providing services with respect to this Agreement, Servicer agrees that any and all personal contact or communication, both oral and written, with Company’s policyholders, insureds, beneficiaries and applicants will be done for and on behalf of Company. Servicer agrees to use Company’s letterhead for all written communications. Servicer further agrees that if any of its employees who have direct contact with Company’s policyholders, insureds, beneficiaries and applicants perform such services from a location outside the State of New York, Servicer will establish and maintain a toll-free telephone number for use by Company’s policyholders, beneficiaries, insureds and applicants.

7.  CAPACITY OF PERSONNEL; STATUS OF FACILITIES. Whenever Servicer utilizes its personnel to perform services for the Company pursuant to this Agreement, such personnel shall at all times remain employees of such Servicer, subject solely to its direction and control. The Company shall have no liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations.

No facility of Servicer used in performing services for or subject to use by the Company shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement.

8.  CONTACT PERSON(S). Company and Servicer each shall appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement. Such contact person(s) shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial contact person(s) shall be those individuals set forth in Schedule B. Company and Servicer shall notify the other, in writing, as to the name, address and telephone number of any replacement for any such designated contact person.

9.  TERMINATION. This Agreement shall remain in effect until terminated by either Servicer or the Company upon giving ninety (90) days or more advance written notice, provided that electronic data processing services shall not be terminated by either the Company or Servicer until one hundred and eighty (180) days or more advance written notice of termination. Subject to the terms (including any limitations and restrictions) of any applicable software licensing agreement then in effect between Servicer and any licensor, Servicer shall, upon termination of this Agreement, grant to the Company, a perpetual license, without payment of any fee, in any electronic data processing software developed or used by Servicer in connection with the services provided to the Company hereunder, if such software is not commercially available and is necessary, in the Company’s reasonable judgment, for the Company to perform subsequent to termination the functions provided by Servicer hereunder. Upon termination, Servicer shall promptly deliver to the Company all books and records that are, or are deemed by this Agreement to be, the property of the Company.

10.  CHARGES. Company agrees to reimburse Servicer for services and facilities provided by Servicer to Company pursuant to this Agreement. The charge to Company for such services and facilities shall be at cost and shall include all direct and directly allocable expenses. The methods for allocating expenses to the Company by Servicer shall be determined in accordance with the requirements prescribed in Department Regulation No. 33. Such methods shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Servicer on behalf of the Company. Each party to this agreement shall have the right to discharge or “offset” all or a portion of any amount owed or payable to another party by applying an amount receivable from such other party against the amount payable.

11.  PAYMENT. Servicer shall submit to the Company within fifteen (15) days of the end of each calendar quarter a written statement of the actual, or estimated, amount owed by the Company for services and the use of facilities pursuant to this Agreement in that calendar quarter, and the Company shall pay to Servicer within fifteen (15) days following receipt of such written statement the amount set forth in the statement. To the extent quarterly statements are based on estimated amounts, within sixty (60) days after end of each calendar year, Servicer shall submit to the Company a statement of actual apportioned expenses for such prior calendar year showing the basis for the apportionment of each item. The Company may request a written statement from Servicer setting forth, in reasonable detail, the nature of the services rendered or expense incurred and other relevant information to support the charge. Any difference between the amount of the estimated apportioned expenses paid by the Company and the amount of the actual apportioned expenses shall be paid to either the Servicer or the Company as the case may be, within fifteen (15) days of the statement of actual apportioned expenses.

12.  MAINTANENCE OF BOOKS. Servicer and the Company each shall maintain its own books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them, including such accounting information as is necessary to support the reasonableness of charges under this Agreement, and such additional information as the Company may reasonably request for purposes of its internal bookkeeping and accounting operations. Provider shall keep such books, records and accounts insofar as they pertain to the computation of charges hereunder available for audit, inspection and copying by the Company and persons authorized by it or any governmental agency having jurisdiction over the Company during all reasonable business hours. Such books and records shall be maintained for a period of time according to applicable statutory provisions.

13.  OWNERSHIP AND CUSTODY OF BOOKS. All records, books, and files established and maintained by Servicer by reason of its performance of services under this Agreement, which absent this Agreement would have been held by the Company, shall be deemed the property of the Company and shall be maintained in accordance with applicable law and regulation, including, but not limited to, Regulation No.152. Such records should be available, during normal business hours, for inspection by the service recipient, anyone authorized by the service recipient, and any governmental agency that has regulatory authority over the service recipient’s business activities. Copies of such records, books and files shall be delivered to the Company on demand. All such records, books and files shall be promptly transferred to the Company by Servicer upon termination of this Agreement.

14.  CONFIDENTIALITY.

(a) The Company and Servicer agree that all non-public information pertaining to the business of either party, and to policyholders or claimants under any insurance policy, shall be confidential and, unless specifically designated otherwise, be held in strict confidence and not disclosed to any (i) non-affiliated third party unless written authorization to make such disclosure has been given by the appropriate party, or unless required by law, rule, regulation, a lawful order of a governmental or judicial entity; or (ii) contractor, unless all of the following are satisfied: (A) such use or disclosure is permitted herein in connection with the Services, (B) such use or disclosure is necessary in connection therewith, (C) such use or disclosure complies with the privacy rights provision in Section 15 hereof, and (D) such use or disclosure is only to those contractors who agreed to comply with the terms herewith in a written confidentiality agreement. The parties further agree that any such confidential information acquired during the course of this Agreement shall continue to be treated as ‘confidential information after the termination of this Agreement.

(b) Company and Servicer agree that the requirement of confidentiality under this Agreement also applies to their employees and agents. Each party shall use reasonable efforts to assure that its employees and agents adhere to the confidentiality requirements set forth herein. It is agreed by the parties, however, that use and disclosure of confidential information by employees and agents is authorized to the extent necessary to carry out the terms and purposes of this Agreement.

15.  SAFEGUARDING CUSTOMER INFORMATION; PRIVACY RIGHTS. Servicer shall implement and maintain appropriate measures designed to meet the objectives of Department Regulation No. 173, with respect to safeguarding the Company’s customer information and customer information systems. Servicer shall adjust its information security program at the request of the Company’s for any relevant changes dictated by the Company’s assessment of risk around its customer information and customer information systems. Confirming evidence that Servicer has satisfied its obligations under this agreement shall be made available, during normal business hours, for inspection by the Company, anyone authorized by the Company, and any governmental agency that has regulatory authority over the Company’s business activities.

Company and Servicer further agree to comply with all confidentiality and security obligations imposed on them, in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders or benefit recipients, including without limitation, those laws currently in place and those that may become effective during the term hereof, including without limitation, the following: Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996, IICZA Internet Security Policy and any other applicable Federal laws aid regulations or applicable laws and regulations as enacted in various states and any existing and future rules and regulations promulgated thereunder. Such parties each agree to comply therewith and to fully cooperate with each other and their contractors to the extent reasonably necessary to allow the other (and such contractors) to comply therewith. Servicer shall immediately report to the Company any use or disclosure of any information in violation of this Agreement of which such Servicer becomes aware.

16.  REGULATORY APPROVAL. This Agreement shall not become effective unless approved or non-disapproved by the New York and Minnesota Insurance Departments.

17.  ARBITRATION. Any unresolved dispute or difference between the Company and Servicer arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof. The minimum number of arbitrators shall be three. The arbitrators should be officers or former officers of life insurance companies and unaffiliated with any of parties to this Agreement or their respective affiliates. The award rendered by the arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof. The arbitrators may determine which party(ies) shall be responsible to pay the fees of the arbitrators. The arbitration shall take place in the county of the Company’s principal office, or as otherwise mutually agreed.

18.  AUDIT. The Company and persons authorized by it or any governmental agency having jurisdiction over it shall have the right, at the Company’s expense, to conduct an audit of such relevant books, records and accounts of Servicer upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, Servicer shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to audit.

19.  NO ASSIGNMENT OR AMENDMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. This Agreement as between the Company and Servicer shall not be assigned or amended by such parties without the prior written consent of both such parties and the New York Insurance Department.

20.  GOVERNING LAW, ENFORCEABILITY. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws. Should any portion of this Agreement be determined to be invalid or unenforceable for any reason, such invalidity or unenforceability shall be deemed, to the maximum extent possible, not to affect the validity and enforceability of the remainder of this Agreement.

21.  INDEMNIFICATION. The Company on the one hand, and Servicer on the other hand, agree to hold each other harmless and to indemnify each other against any and all liability, including any extra- contractual liability, and any related loss, damage, expense, costs, cause of action, demand, penalty, fine or claim (including cost of litigation or administrative proceedings, and attorney’s fees) arising out of or related to this Agreement or any of the services provided hereunder to the extent the same are caused by the act or failure to act of the indemnifying party.

22.  NO WAIVER. No failure to exercise, delay in exercising, or single or partial exercise of any rights, power or remedy by either party shall constitute a waiver of, or shall preclude any other or further exercise of, the same or any other right, power or remedy.

23.  INDEPENDENT CONTRACTOR. Nothing contained in this Agreement shall be construed to create the relationship of joint venture or partnership between the Company and Servicer. Servicer is an independent contractors and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of business.

24.  NOTICE. All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, or overnight courier service or upon confirmation of transmission if sent by telecopier or e-mail, addressed:

(a)	If to the Company to:

Al1ianz Life Insurance Company of New York

One Chase Manhattan Plaza

38th Floor

New York, New York

Attention: Chief Administrative Officer

(b)	If to a Servicer to:

Allianz Life Insurance Company

of North America

PO Box 1344

Minneapolis, Minnesota 55440-1344

Attention: Chief Administrative Officer

or to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

25.  COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.  SECTION HEADINGS. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

27.  ENTIRE AGREEMENT. This Agreement as between the Company and each Servicer constitutes the entire agreement between them, an no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

IN WITNESS WHEREOF, the Company and the Servicer have caused this Agreement to be duly executed below as of the date set forth above.

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK

By:
Title:	Vice President, Investment Management

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By:
Title:	Vice President, Investments

SCHEDULE A

Services

1.	Accounting:

Preparation and maintenance of books of account

Annual statement review and approval

Tax payment and planning services

Treasury services

Preparation of audit reports

Financial reporting to Board of Directors

Internal control monitoring

Budgeting and forecasting, approval of expenditures

Annual and quarterly statement preparation

Preparation and maintenance of books for discontinued operations

************

All records shall be maintained in accordance with New York Insurance Department Regulation No. 152 (11 NYCRR 243). In addition to the foregoing, a computer terminal, which is linked to the electronic system that generates the electronic records that constitute the Company’s books of account, shall be kept and maintained at the Company’s principal office in New York. During all normal business hours, there shall be ready availability and easy access through such terminal (either directly by New York Insurance Department personnel or indirectly with the aid of the Company’s employees) to the electronic media used to maintain the records comprising the Company’s books of account. The electronic records shall be in a readable form.

Servicer shall maintain format integrity and compatibility of the electronic records that constitute the Company’s books of account. If the electronic system that created such records is to be replaced by a system with which the records would be incompatible, Servicer shall convert such Pre-existing records to a format that is compatible with the new system.

Servicer shall maintain acceptable backup (hard copy or another durable medium, as defined in Regulation No. 152, as long as the means to access the durable medium is also maintained at the Company’s principal office) of the records constituting the Company’s books of account. Such backup shall be forwarded to the Company on a monthly basis and shall be maintained by the Company at its principal office in New York.

2.	Audit services

3.	Actuarial, investment management, hedge design and execution, and risk management services

4.	Agent recruitment, development, training, supervision, licensing, contracting and appointment, and compensation payment

5.	Agency, marketing and support services:

Administrative support services and systems support to assist Company in its agency marketing and distribution activities in New York State’. Such support services may include agent recruitment and training support, the calculation of compensation to be paid by Company with respect to products sold by agents and agencies, and marketing and sales research and analysis.

6.	Reinsurance administration and management of life and long term care businesses

7.	Claims services:

Assist Company by (i) processing, examining, investigating, payment, and administering claims and (ii) providing general claims advice.

Final decisions will be based upon guidelines and procedures established and approved by the Company from time to time and communicated in writing to Servicer by the Company, and (ii) the Company retains final approval authority on all claim payments. Payment of claims shall be made using the Company’s checks. In performing claim services for the Company pursuant to this Agreement, Servicer shall obtain and maintain all necessary licenses and permits required in order to comply with the applicable laws and regulations, including an Independent Adjustor’s License.

8.	Corporate communication and public relations services

9.	Corporate Secretary functions

Attendance at Board and Committee meetings and preparation of minutes

All other corporate secretary functions

10.	Data processing, computer, information and communications services, and systems support

11.	General management and human resource services and administrative support

12.	Legal services; regulatory compliance and filings

13.	Mailing and supply services

14.	“Policy/contract owner” services:

Services and activities involving personal contact or communication with a policyholder or beneficiary, activities relating to policy loan applications and payments, surrender and withdrawal requests including computation of benefits payable, policy conversions, beneficiary changes, policy changes, requests for general information, preparation and mailing of disbursements, preparation and mailing of periodic reports and statements, dividend computations, premium payments, policy lapses, expires, nonforfeitures, reinstatements, consumer complaints, and other related policyholder services.

15.	Premium billing and collection services:

Billing, collection, deposits and other remittances from policyholders (including payments of principal or interest on policy/contract loans) and from any collection facility, including intermediaries and other persons or institutions that receive remittances with respect to the Company’s business.

With regard to the collection of premiums, deposits and other remittances from policyholders (including payment of principal or interest on policy loans), Servicer shall act in a fiduciary capacity with respect to such payments, hold such payments for the benefit of the Company, and after the required processing of such payments, will immediately deposit such payments in one or more bank accounts established in the name of the Company and subject to the control of officers of the Company.

16.	Product development; policy/contract form development and regulatory filing

17.	Public relations

18.	Record-keeping and retention

19.	Sales, advertising and marketing promotion and marketing support services:

Sales and marketing assistance and services, including sales aids, rate guides, sales brochures, illustrations, solicitation materials and such other promotional and marketing materials, information, assistance and advice as shall assist the sales, public relations and advertising efforts of Company

Creation and production of marketing material

Advice with respect to issues regarding public relations, advertising, sales and marketing.

All advertising, sales and marketing material utilized by or on behalf of Company shall be subject to the prior approval of Company and Company shall maintain files of all such material in accordance with New York Insurance Department Regulation 34 and Regulation 34A.

20.	Special Investigative Unit services

21.	Training of Company staff

22.	Underwriting services:

Provide underwriting functions and services including but not limited to review and evaluation of applications for policies/contracts and amendments thereto, MIB review, medical review, review of rates, advice regarding issuance of policies and amendments and other related services.

With respect to any underwriting services that are provided to Company by Servicer pursuant to this Agreement, it is understood that: (i) Servicer shall provide such services in accordance with the underwriting guidelines and procedures of Company, and (ii) Company shall retain all final underwriting authority.

SCHEDULED B

CONTACT PERSONS

Name(s) or Function	Telephone No.	Email

Allianz Life Insurance Company of NewYork

Vice President, Operations
Cathy Mahone	763 765-5882	cathy.mahone@allianzlife.com

Vice President, Financial Consulting
Bill Gaumond	763 765-6882	bill.gaumond@allianzlife.com

Operations Manager
Mark Persaud	212-586-5161	mark.persaud@allianzlife.com

Allianz Life Insurance Company of North America

Chief Legal Officer
Maureen Phillips	763 765-2965	maureen.philips@allianzlife.com

Chief Compliance Officer
Mike Brennan	763 765-5065	michael.brennan@allianzlife.com

Financial Director
Niki Scanlon	763 765-6655	niki.scanlon@allianzlife.com

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